July 10, 2015

I am submitting my resignation from the Board of Directors of Tauriga Sciences, Inc., effective today. I fully support the board’s decision to approve the letter of intent discussed at yesterday’s meeting and believe that the directors exercised sound business judgment that will strengthen Tauriga.

The decision does, however, change the nature of Tauriga’s focus to sectors other than therapeutic products, sectors in which I have no expertise at all.

I appreciate the opportunity to have served on the board and wish the company and its management every success.

Sincerely,

Michael J. Brennan, MD, PhD.